EXHIBIT 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement) date as of April 18, 2000, is by and between Global Entertainment Corporation a Nevada corporation (the “Company”), and RICK KOZUBACK (“Employee”).

R E C I T A L S:

WHEREAS, the Company is engaged in the business of raising and managing funds, examining investments and management opportunities in the entertainment industry; and

WHEREAS, the Company desires to employ Employee, provided that in doing so it can protect the customer lists, trade secrets and other proprietary intangible assets of the Company.

Therefore, in consideration of the mutual promises, terms, covenants, and conditions set forth herein and the performance of each, it is hereby agreed as follows:

A G R E E M E N T

1.    Employment and Duties.

(a)  The Company hereby employs Employee as Chief Executive Officer. As such, Employee shall have responsibilities, duties, and authority commensurate with such position and will report to the ‘Board of Directors of the Company. Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote Employee’s time, attention, and best efforts to promote and further the business of the Company.

(b)  Employee shall faithfully adhere to, execute, and fulfill all policies established by the Company.

(c)  Employee shall not, during the term of Employee’s employment hereunder, be engaged in any other business activity pursued for gain, profit, or other pecuniary advantage if such activity interferes with Employee’s duties and responsibilities hereunder. However, foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require Employee’s services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of paragraph 3 hereof.

2.    Compensation. For all services rendered by Employee, the Company shall compensate Employee as follows:

(a)  Base Salary. Beginning on the date of the execution hereof, the base salary payable to Employee shall be $ 150,0O0.00 per year, payable on a regular basis in accordance with the Company’s standard payroll procedures. On at least an annual basis, Employee’s performance will be reviewed and increases to such base salary may be recommended if, in the discretion of the Board of Directors of the Company, any such increase is warranted. As part of the first year’s compensation, in addition to salary, bonus and benefits listed below, the employee is granted 35,000 options.

(b)  Bonus. Following each fiscal year of the Company during the term of this Agreement, Employee shall be entitled to participate in the Company’s bonus compensation plan and shall be entitled to a bonus upon achievement of predetermined goals and objectives mutually agreed upon by Employee and the Company at the beginning of each year provided, however, that the Compensation Committee of the Board of Directors reserves the right in its discretion to change the terms and conditions for payment of bonuses by the Company or to suspend, terminate, or limit the Company’s bonus plan as it shall deem appropriate and in the best interests of the Company. Employee shall be entitled to a bonus of up to $52,500.00 for fiscal 2001 and up to 35,000 options.

(c)  Perquisites, Benefits and Other Compensation. Employee shall be entitled to receive additional benefits and compensation in such form and to such extent as specified below:

(1)    Participation in health, hospitalization, disability, dental and other insurance Plans that the Company may have in effect.

(2)    Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of Employee’s services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy.

(3)    (4) weeks of paid vacation per year.

(d)  Tax indemnity. The Company will pay Employee an amount equal to the Employee’s individual U.S. federal income taxes associated with the Company’s reimbursement of Employee’s expenses.

3.    Non-Competition Agreement.

(a)  Employee will not, during the period of Employee’s employment by or with the Company, and for a period of six (6) months, if the employee resigns, or for the period matching severance payments if the Employer terminates Employee immediately following the termination of Employee’s employment under this Agreement, for any reason whatsoever, directly or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

(i)  engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the Company or any of the Company’s subsidiaries or divisions, within 100 miles of the Company’s principal place of business or the principal place of business of any of the Company’s subsidiaries or divisions.

(ii)  call upon any person who is, at that time, within the Territory, an employee of the Company (including its subsidiaries) in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company (including its subsidiaries), provided that, after Employee has ceased employment hereunder, Employee shall be permitted to call upon and hire any member of Employee’s immediate family;

(iii)  call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of’ the Company (including its subsidiaries) within the Territory for the purpose ‘of soliciting or selling products or services in direct competition with the Company within the Territory;

(iv)  call upon any prospective acquisition candidate, on Employee’s own behalf or on behalf of any competition, which candidate was either called upon by the Company (including its subsidiaries) or for which the Company made an acquisition analysis, for the purpose of acquiring such entity.

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than five percent (5%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

(b)  Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Employee agrees that the Company in the event of breach by Employee, by injunctions and restraining orders, may enforce the foregoing covenant.

(c)  The covenants in paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent, which the court deems reasonable, and this Agreement shall thereby be reformed.

(d)  All of the covenants in the paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period of six (6) months stated at the beginning of this paragraph 3, during which the agreements and covenants of Employee made in this paragraph 3 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this paragraph 3.

4.    Term: Termination; Rights on Termination. The term of this Agreement shall begin on the date hereof and continue for two (2) years (the “Initial Term”), and, unless terminated sooner as herein provided, shall continue thereafter on a year-to-year basis on the existing terms and conditions at the time of renewal. This Agreement and Employee’s employment may be terminated in any of the following ways:

(a)  Death. The death of Employee shall immediately terminate this Agreement with no severance compensation due to Employee’s estate.

(b)  Disability. If as a result of incapacity due to physical or mental illness or injury. Employee shall have been absent from full-time duties hereunder for four (4) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such four (4) month period, but shall not be effective earlier than the last day of such four (4) month period), the Company may terminate Employee’s employment, hereunder provided Employee is unable to resume full-time duties at the conclusion of such notice period. Also, Employer may terminate Employee’s employment hereunder if Employee’s health should become impaired to an extent that makes the continued performance of Employee’s duties hereunder hazardous to Employee’s physical or mental health or Employee’s life, provided that Employee shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that at the Company’s request made within thirty (30) days of the date of such written statement Employee shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Employee or Employee’s doctor and such doctor shall have concurred in the conclusion of Employee’s doctor. In the event this Agreement is terminated as a result of Employee’s disability, Employee shall receive from the Company, in a lump-sum payment due within ten (10) days of the effective date of termination, the base salary at’ the rate then in effect for whatever time period is remaining under the Initial Term of this Agreement or for six (6) months, whichever amount is greater.

(c)  Good Cause. The Company may terminate this Agreement ten (10) days after written notice to Employee for good cause, which shall be: (1) Employee’s, material and irreparable breach of this Agreement; (2) Employee’s gross negligence in the performance or intentional non-performance (continuing for ten (10) days after receipt of written notice of need to cure) of any Employee’s material duties and responsibilities hereunder; (3) Employee’s willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company which materially and aversely affects the operations or reputation of the Company; (4) Employee’s conviction of a felony crime; or (5) chronic alcohol abuse or illegal drug abuse by Employee. In the, event of a termination for good cause, as enumerated above, Employee shall no right to any severance compensation.

(d)  Without Cause. At any time after the commencement of employment, Employee may, without cause, terminate this Agreement and Employee’s employment, effective thirty (30) days after written notice is provided to the Company. Should Employee be terminated by the Company without cause during ‘the Initial Term, Employee shall receive from the company, in a lump-sum payment due on the effective date of termination, the base salary at the rate then in effect for twenty-four (24) months. If the Employee is terminated by the Company without cause after the Initial Term, Employee, shall receive from the Company, in a lump sum payment due on effective date of termination the base rate salary then in effect whatever time period is remaining under the existing contract or six (6) months, whichever is greater. Further, any termination without cause by the Company shall operate to shorten the period set forth in paragraph 3(a) and during which the terms of paragraph 3 apply to six (6) months from the date of termination of employment. If Employee resigns or otherwise terminates Employee’s employment without cause pursuant to this paragraph 4(d), Employee shall receive no severance compensation.

(e)  Upon termination of this Agreement for any reason provided above Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above. All other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that Employee’s obligations under paragraphs 3, 5, 6, 7 and B herein shall survive such termination in accordance with their terms.

If termination of Employee’s employment arises out of the Company’s failure to pay Employee on a timely basis the amounts to which Employee is entitled under this Agreement or as a result of any other breach of this Agreement by the Company, as determined by a court of competent jurisdiction or pursuant to the provisions of paragraph 13 below, the Company shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Employee to enforce Employees rights hereunder. Further, none of the provisions of paragraph 3 shall apply in the event this Agreement is terminated as a result of a breach by the Company.

5.    Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of the Company or the representatives, vendors or customers thereof which pertain to the business of the Company shall be and remain the property of the Company and be subject at all times to the discretion and control thereof. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which is collected by Employee shall be delivered promptly to the Company without request by it upon termination of Employee’s employment

6.    Inventions. Employee shall disclose promptly to the Company any and all significant Conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the of employment or within one (1) year thereafter, and which are directly related to the business or activities of the Company and which Employee conceives as a result of Employee’s employment by the Company. Employee hereby assigns and agrees to assign all Employee’s interests therein to the Company or its nominee. Whenever requested to do so by the Company Employee shall execute any and all applications, assignments or other instruments that the company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein.

7.    Trade Secrets. Employee agrees that Employee will not, during or after the term of this Agreement with the Company and for six (6) months thereafter (unless terminated without cause) disclose the specific terms of the Company relationships or agreements with its significant vendors or customers or any other significant and material trade secret of the Company, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

8.    No Prior Agreements. Employee hereby represents and warrants to the Company that the execution of this Agreement by the Employee and Employee’s employment by the Company and the performance of the Employee’s duties hereunder will’ not violate or constitute a breach of any agreement with a former employer, client or any person or entity. Further, Employee agrees to indemnify the Company for any such claim, including, but not limited to, attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

9.    Assignment; Binding Effect. Employee understands that Employee has been selected for employment by the Company on the basis of Employee’s personal qualifications; experience and skills. Employee agrees, therefore, Employee cannot assign all or any portion of Employee’s performance under this Agreement. Subject to the preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

10.    Complete Agreement. Except as expressly provided herein, this Agreement is not a promise of future employment. Employee has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company, and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving benefit of such term.

11.    Note. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	Global Entertainment Corporation 14040 N. Cave Creek Rd., Suite 100 Phoenix, Arizona Attn: Board of Directors

To Employee:	Rick Kozuback 10798 E. Salt Bush Drive Scottsdale, AZ 85259

Notice shall be deemed given and effective three (3) business days after deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified; return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 11.

12.    Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein, are reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or any part thereof.

13.    Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a pane of three (3) arbitrators in Phoenix, Arizona, in accordance with the rules of American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order pay-back, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Employee was terminated without disability or good cause, as defined in paragraphs 4(b) and 4(c), respectively, or that the Company’ has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

14.    Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Arizona except for its principles governing conflicts of law. ,

GLOBAL ENTERTAINMENT CORPORATION

By:	/s/ Jim Treliving
Name:	Jim Treliving
Title:	Chairman
EMPLOYEE: /s/ Richard Kozuback